Exhibit 99.1

News Release

Investor Contacts:
KCSA Strategic Communications
Jeffrey Goldberger / Philip Carlson
+1 212.896.1249 / +1 212.896.1233
jgoldberger@kcsa.com / pcarlson@kcsa.com

RHINO RESOURCE PARTNERS LP ANNOUNCES RESULTS FOR THIRD QUARTER 2010

LEXINGTON, KY (November 4, 2010) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Company”) today announced financial results for the quarter ended September 30, 2010. The Company reported third quarter net income of $11.0 million, compared to $6.4 million in the third quarter of 2009. Revenues for the current quarter were $85.2 million, with coal sales generating $81.0 million in revenues.

Please note that the Company completed its initial public offering on October 5, 2010 and as a result, third quarter and year-to-date earnings and related financial information presented in this release are those of the predecessor company, Rhino Energy LLC, and do not include information on a per unit basis. Rhino will begin presenting its financial information and making cash distributions effective with the end of the fourth quarter of 2010. The Company believes cash available for distribution for the third quarter of 2010 would have been sufficient to pay the projected distributions to all common and subordinated unit holders.

David Zatezalo, President and Chief Executive Officer of Rhino’s general partner commented, “For the third quarter of 2010, I am pleased to report that net income and EBITDA increased 72% and 24%, respectively, compared to the same quarter in 2009.  Even more impressive is that we were able to achieve these results despite the effects of industry challenges that brought about a 23% reduction in our tons sold quarter-over-quarter. The fact that we were able to achieve strong results in this environment speaks to the underlying strength of our business model and scalable operations. Throughout 2010, we have been able to match production to demand levels; as a result, higher price and higher margin metallurgical coal represented a greater percentage of overall sales year-over-year.”

Overview of Financial Results

Three Months Ended September 30, 2010

Sales for the third quarter of 2010 were 1.2 million tons compared to 1.5 million tons for the third quarter of 2009. The decrease in tons sold was primarily due to the Company’s strategic decision to align its operations with coal contracts that provided acceptable margins in its Central Appalachia segment. As a result of the decrease in volume sold, total revenues and coal revenues decreased to $85.2 million and $81.0 million, respectively, for the third quarter of 2010 compared to $97.0 million and $92.5 million, respectively, for the same period of 2009.

Coal revenues per ton for the third quarter of 2010 increased to $69.32 compared to $61.05 for the same period of 2009, primarily the result of a higher percentage of metallurgical coal sold and higher contracted prices for steam coal. Cost of operations per ton increased to $52.23 for the third quarter of 2010 compared to $50.29 for the third quarter of 2009, mainly resulting from purchasing less tons at a lower cost, offset by higher cost of operations incurred by the Central Appalachia operations.

Rhino recorded net income of $11.0 million compared to $6.4 million during the third quarter in 2009. These figures include $1.6 million and $0.8 million, respectively, of net income contributions from the Company’s joint venture, Rhino Eastern LLC, that also contribute to the Company’s consolidated EBITDA figures as discussed below. Note that Rhino has accounted for the results of the joint venture using the equity method where the Company records its proportionate share of the investee’s net income as a single component of other income.  For this reason, the joint venture’s results of operations are only included in the Company’s presentation and analyses of net income and EBITDA. Rhino’s consolidated EBITDA was $20.8 million for the third quarter of 2010 compared to $16.8 million for the same period of 2009. Rhino’s increased profitability in 2010, which it achieved despite a decrease in tons sold and revenues, was due primarily to a higher percentage of metallurgical coal sold and higher contracted prices for steam coal, as well as a reduction in the amount of coal purchased that was sold near breakeven in 2009.

Nine Months Ended September 30, 2010

For the nine months ended September 30, 2010, Rhino sold a total of 3.2 million tons of coal compared to 5.2 million tons sold for the first nine months of 2009. In the early part of 2009, Rhino experienced eroding margins at certain operations in Central Appalachia due to increased cost of operations without accompanying increases in committed sales prices. Accordingly, the Company made a strategic decision to reduce production at certain mines and to purchase coal on the open market for resale to its supply contracts at prices that provided acceptable margins on those sales. As a result of the decrease in tons sold, Rhino reported decreased total revenues of $230.3 million, including $217.7 million in coal revenues, compared with total revenues of $323.1 million and coal revenues of $310.7 million for the first nine months of 2009.

Coal revenues per ton for the nine months ended September 30, 2010 increased to $67.82 compared to $59.64 for the same period of 2009, primarily the result of a higher percentage of metallurgical tons sold and higher contracted prices for steam coal. Cost of operations per ton was $51.46 for the first nine months of 2010 compared to $49.84 for the first nine months of 2009. The overall increase in the cost of operations on a per ton basis was due to the increased per ton costs in the Central Appalachia and Northern Appalachia segments.

Rhino recorded net income for the first nine months of 2010 of $24.7 million compared to $13.8 million for the same period in 2009. These figures include $2.0 million and $0.5 million, respectively, of net income contributions from the Company’s joint venture, Rhino Eastern LLC, that also contribute to the Company’s consolidated EBITDA figures. EBITDA for the first nine months of 2010 was $53.1 million compared to $47.0 million for the same nine months of 2009. Similar to the third quarter results, Rhino achieved increased profitability in 2010 compared to 2009, despite a reduction in tons sold and revenues, primarily due to a higher percentage of metallurgical coal sold and higher contracted prices for steam coal.

Rhino’s actual maintenance capital expenditures for the nine months ended September 30, 2010 were approximately $8.6 million. These amounts were primarily used to rebuild, repair or replace older mining equipment. Expansion capital expenditures for the nine months ended September 30, 2010 were approximately $25.5 million. These amounts were primarily spent for the acquisition and rehabilitation of the Castle Valley complex in Utah (acquired in August 2010) as well as Rhino’s internal development projects in Ohio, Colorado and Illinois.

Overview of Results by Segment

(In millions, except per ton data and %)	Third Quarter 2010	Third Quarter 2009	% Change Quarter / Quarter
Central Appalachia
Coal revenues	$56.8	$67.2	(15.5)%
Total revenues	$57.0	$67.3	(15.4)%
Coal revenues per ton*	$92.18	$71.90	28.2%
Cost of operations	$38.9	$55.6	(30.0)%
Cost of operations per ton*	$63.21	$59.46	6.3%
Northern Appalachia
Coal revenues	$21.9	$22.5	(2.8)%
Total revenues	$24.3	$25.9	(6.3)%
Coal revenues per ton*	$43.87	$43.70	0.4%
Cost of operations	$16.8	$17.1	(1.7)%
Cost of operations per ton*	$33.74	$33.24	1.5%
Other
Coal revenues	$2.3	$2.8	(15.2)%
Total revenues	$3.9	$3.8	4.9%
Coal revenues per ton*	$43.65	$42.38	3.0%
Cost of operations	$5.3	$3.5	51.2%
Cost of operations per ton**	n/a	n/a	n/a
Total
Coal revenues	$81.0	$92.5	(12.4)%
Total revenues	$85.2	$97.0	(12.2)%
Coal revenues per ton*	$69.32	$61.05	13.6%
Cost of operations	$61.0	$76.2	(19.9)%
Cost of operations per ton*	$52.23	$50.29	3.9%

* Percentages and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** Cost of operations presented for the Other segment includes costs incurred by both Rhino’s coal operations and its ancillary business. The activities performed by these ancillary businesses do not directly relate to coal production. As a result of the combined presentation of the costs of these operations, per ton measurements are not presented for this segment.

(In millions, except per ton data and %)	Year to Date 2010	Year to Date 2009	% Change Year / Year
Central Appalachia
Coal revenues	$146.6	$229.5	(36.1)%
Total revenues	$147.2	$230.0	(36.0)%
Coal revenues per ton*	$92.34	$68.33	35.1%
Cost of operations	$99.8	$195.2	(48.9)%
Cost of operations per ton*	$62.86	$58.11	8.2%
Northern Appalachia
Coal revenues	$64.0	$72.1	(11.3)%
Total revenues	$71.0	$81.0	(12.4)%
Coal revenues per ton*	$43.84	$44.04	(0.5)%
Cost of operations	$50.0	$53.7	(6.9)%
Cost of operations per ton*	$34.26	$32.79	4.5%
Other
Coal revenues	$7.1	$9.1	(21.2)%
Total revenues	$12.0	$12.1	(0.3)%
Coal revenues per ton*	$35.50	$45.50	(22.0)%
Cost of operations	$15.4	$10.8	42.9%
Cost of operations per ton**	n/a	n/a	n/a
Total
Coal revenues	$217.7	$310.7	(29.9)%
Total revenues	$230.2	$323.1	(28.7)%
Coal revenues per ton*	$68.03	$59.75	13.9%
Cost of operations	$165.2	$259.7	(36.4)%
Cost of operations per ton*	$51.46	$49.84	3.3%

* Percentages and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** Cost of operations presented for the Other segment includes costs incurred by both Rhino’s coal operations and its ancillary business. The activities performed by these ancillary businesses do not directly relate to coal production. As a result of the combined presentation of the costs of these operations, per ton measurements are not presented for this segment.

Recent Developments

On October 5, 2010, Rhino Resource Partners LP closed its IPO and sold an aggregate of 3,730,600 common units to the public at a price of $20.50 per common unit, which included 486,600 units related to the exercise of the underwriters’ over-allotment option. Net proceeds from the offering were approximately $68.3 million, after deducting underwriting discounts and estimated offering expenses of $8.2 million. The Company used net proceeds from the offering, and a related capital contribution by its general partner of approximately $10.4 million, to repay approximately $69.4 million of outstanding indebtedness under its credit facility and to reimburse affiliates of its sponsor, Wexford Capital LP, for capital expenditures incurred with respect to the assets contributed to Rhino in connection with the offering.

In August 2010, Rhino acquired certain mining assets of C.W. Mining Company out of bankruptcy. The assets acquired are located in Emery and Carbon Counties, Utah, and include coal reserves and non-reserve coal deposits, underground mining equipment and infrastructure, an overland belt conveyor system, a loading facility and support facilities. Since its acquisition, the Company has made significant progress in staffing the location and preparing the facility to begin production during December 2010.

Rhino currently has low-cost, near-term growth projects under development or evaluation, which the Company believes will be accretive to cash available for distribution. These projects include the Leesville field in Ohio, which has an estimated 26.8 million tons of proven and probable steam coal reserves. The Company continues the required permitting process and anticipates that development will begin in approximately 14 months. Additionally, the Company is in the process of permitting a rail loadout at the McClane Canyon mine in Colorado which is expected to enable the expansion of its customer base. The Rhino Eastern joint venture mentioned earlier is in the process of performing exploration work to enable it to expand metallurgical coal operations at its mining complex in West Virginia.

Third Quarter 2010 Financial and Operational Results Conference Call

A conference call regarding Rhino’s third quarter 2010 financial results is scheduled for today at 10:00am EST. To participate in the conference call, dial (866) 510-0707 and enter pass code 84107389. International investors should dial (617) 597-5376 and should enter the same pass code. A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’.

An audio replay of the conference call will be available for one week starting today at 1:00pm and concluding on November 11, 2010 at 11:59pm EST. To access the replay, dial (888) 286-8010 and enter pass code 32764528. International callers should dial (617) 801-6888 and provide the same pass code.

About Rhino Resource Partners LP

Rhino is a growth-oriented limited partnership formed to control and operate steam and metallurgical coal properties and related assets in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region. In addition, the Company intends to expand its operations through strategic acquisitions, including the acquisition of stable, cash generating non-coal natural resource assets to enable Rhino to increase its cash distributions over time.

Forward Looking Statements

This press release may include forward-looking statements.  These statements can be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “anticipate,” “estimate,” “continue,” or other similar words.  These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information.  These forward-looking statements involve risks and uncertainties.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Rhino’s prospectus and SEC filings.  Rhino undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

# # #

RHINO ENERGY LLC (PREDECESSOR COMPANY)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF SEPTEMBER 30, 2010 AND DECEMBER 31, 2009

	September 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$199,601	$686,537
Accounts receivable, net of allowance for doubtful accounts	29,754,948	24,383,376
Inventories	16,685,959	14,171,907
Advance royalties, current portion	1,774,822	1,014,588
Prepaid expenses and other	5,588,290	4,569,464
Total current assets	54,003,620	44,825,872
PROPERTY, PLANT AND EQUIPMENT:
At cost, including coal properties, mine development and construction costs	433,514,328	398,903,511
Less accumulated depreciation, depletion and amortization	(151,913,553)	(128,223,914)
Net property, plant and equipment	281,600,775	270,679,597
Advance royalties, net of current portion	2,981,275	3,558,332
Investment in unconsolidated affiliate	19,198,758	17,186,362
Goodwill	201,500	201,500
Intangible assets	730,931	806,000
Other non-current assets	2,935,708	2,726,800
TOTAL	$361,652,567	$339,984,463
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,925,718	$13,851,368
Accrued expenses and other	18,080,034	15,075,419
Current portion of long-term debt	729,944	2,241,634
Current portion of asset retirement obligations	5,427,614	5,427,614
Current portion of postretirement benefits	95,139	95,139
Total current liabilities	39,258,449	36,691,174
NON-CURRENT LIABILITIES
Long-term debt	112,859,783	119,895,791
Asset retirement obligations	40,766,186	39,673,696
Other non-current liabilities	20	208,315
Postretirement benefits	5,775,903	5,114,854
Total non-current liabilities	159,401,892	164,892,656
Total liabilities	198,660,341	201,583,830
COMMITMENTS AND CONTINGENCIES
MEMBERS’ EQUITY:
Members’ investment	22,907,427	$22,907,427
Retained earnings	138,720,901	114,016,015
Accumulated other comprehensive income	1,363,898	1,477,191
Total members’ equity	162,992,226	138,400,633
TOTAL	$361,652,567	$339,984,463

RHINO ENERGY LLC (PREDECESSOR COMPANY)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
REVENUES:
Coal sales	$80,982,264	$92,457,519	$217,718,119	$310,727,428
Freight and handling revenues	1,191,855	1,405,622	3,139,063	3,904,290
Other revenues	3,054,918	3,174,922	9,402,635	8,501,399
Total revenues	85,229,037	97,038,063	230,259,817	323,133,117
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	61,008,731	76,163,761	165,200,708	259,682,159
Freight and handling costs	912,652	1,159,745	2,356,839	3,135,902
Depreciation, depletion and amortization	8,343,357	8,633,575	24,146,244	28,505,378
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	4,073,643	3,317,124	11,677,633	12,306,158
(Gain) loss on sale of assets—net	5,528	389,684	(41,244)	1,677,760
Total costs and expenses	74,343,911	89,663,889	203,340,180	305,307,357
INCOME FROM OPERATIONS	10,885,126	7,374,174	26,919,637	17,826,760
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense and other	(1,469,597)	(1,791,246)	(4,250,604)	(4,682,081)
Interest income and other	5,074	47,265	23,457	116,568
Equity in net income (loss) of unconsolidated affiliate	1,598,450	773,408	2,012,396	505,742
Total interest and other income (expense)	133,927	(970,573)	(2,214,751)	(4,059,771)
INCOME BEFORE INCOME TAXES	11,019,053	6,403,601	24,704,886	13,765,989
INCOME TAXES	—	—	—	—
NET INCOME	11,019,053	6,403,601	24,704,831	13,765,989
Other comprehensive income:
Change in actuarial gain under ASC Topic 815	(113,293)	—	(113,293)	—
COMPREHENSIVE INCOME	10,905,760	6,403,601	24,591,593	13,765,989

Reconciliation of EBITDA to Net Income

EBITDA represents net income before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used by management primarily as a measure of the Company’s operating performance. Because not all companies calculate EBITDA identically, the Company’s calculation may not be comparable to similarly titled measures of other companies. EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. The following tables present reconciliations of EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated:

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Net income	11.0	6.4	24.7	13.8
Plus:
Depreciation, depletion and amortization	8.3	8.6	24.2	28.5
Interest expense	1.5	1.8	4.2	4.7
EBITDA	20.8	16.8	53.1	47.0

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Net cash provided by (used in) operating activities	18.0	6.1	42.9	26.4
Plus:
Increase in net operating assets	0.9	7.1	6.8	17.4
Decrease in provision for doubtful accounts	—	—	—	1.8
Gain on sale of assets	—	—	—	—
Gain on retirement of advance royalties	—	(0.1)	—	—
Interest expense	1.5	1.8	4.2	4.7
Income tax expense	—	—	—	—
Settlement of litigation	—	1.8	—	—
Equity in net income of unconsolidated affiliate	1.6	—	2.0	—
Less:
Decrease in net operating assets	—	—	—	—
Accretion on interest-free debt	0.1	—	0.1	0.2
Amortization of advance royalties	0.3	(0.3)	0.7	(0.2)
Increase in provision for doubtful accounts	—	—	—	—
Loss on sale of assets	—	0.4	—	1.7
Loss on retirement of advance royalties	0.3	—	0.4	—
Income tax benefit	—	—	—	—
Accretion on asset retirement obligations	0.5	0.6	1.6	2.1
Equity in net loss of unconsolidated affiliate	—	(0.8)	—	(0.5)
Payment of abandoned public offering expenses	—	—	—	—
EBITDA	20.8	16.8	53.1	47.0